Exhibit 10.4

FORM OF

STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT, dated as of [                           ], 2010 (this “Agreement”), is entered into by and among National Beef, Inc., a Delaware corporation (“National Beef”), U.S. Premium Beef, LLC, a Delaware limited liability company (“USPB”), TKK Investments, LLC, a Missouri limited liability company (“TKK”), TMKCo, LLC, a Missouri limited liability company (“TMKCo”, and together with TKK, the “Klein Entities”), and NBPCo Holdings, LLC, a South Dakota limited liability company (“NBPCo” and together with USPB and the Klein Entities, the “Founding Members”).

RECITALS

WHEREAS, the Founding Members own all of the outstanding membership units (the “Membership Units”) of National Beef Packing Company, LLC, a Delaware limited liability company (“NBP LLC”);

WHEREAS, National Beef is contemplating an offer and sale of its Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), to the public in an underwritten initial public offering (the “IPO”);

WHEREAS, it is contemplated that National Beef will use a portion of the proceeds of the IPO to purchase a number of Membership Units equal to the number of shares of Class A Common Stock sold in the IPO;

WHEREAS, upon consummation of the IPO, it is contemplated that National Beef will be admitted as a member, and appointed as the sole manager, of NBP LLC;

WHEREAS, in order to induce the Founding Members to approve the sale of Membership Units by NBP LLC and the Founding Members to National Beef and the appointment of National Beef as the sole manager of NBP LLC, National Beef has agreed to permit USPB and NBPCo to designate a certain number of persons for nomination to the board of directors of National Beef (the “Board”) on the terms and conditions set forth herein; and

WHEREAS, pursuant to the terms of an Exchange Agreement, dated as of [                           ], 2010 (the “Exchange Agreement”), between National Beef and each of the Founding Members, each Founding Member will have the right to exchange its Membership Units for shares of Class A Common Stock, cash or a combination thereof under certain circumstances.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, National Beef and the Founding Members agree as follows:

ARTICLE I

Definitions

Section 1.1  Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Board” has the meaning set forth in the Recitals.

“Class A Common Stock” has the meaning set forth in the Recitals.

“Class B Common Stock” means the Class B common stock, par value $0.000001 per share, of National Beef.

“Designee” has the meaning set forth in Section 2.1.

“Director” means a member of the Board.

“Exchange Agreement” has the meaning set forth in the Recitals.

“Founding Members” has the meaning set forth in the first paragraph of this Agreement.

“Group” has the meaning set forth in Section 13(d)(3) and Rule 13d-5 of the Securities Exchange Act of 1934, as amended.

“Independent Director” means any Director who (i) satisfies the definition of an “independent director” set forth in the applicable rules in the New York Stock Exchange (the “NYSE”) Listed Company Manual, as such rules may be amended from time to time, (ii) meets the requirements set forth in the NYSE Listed Company Manual for membership on National Beef’s Audit Committee of the Board, (iii) meets the requirements for being a “non-employee director” within the meaning of Section 16b-3 under the Securities Exchange Act of 1934, as amended, and (iv) meets the requirements for being an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.  If the Class A Common Stock is traded on a stock exchange other than the NYSE, then, with respect to clauses (i) and (ii) of this definition, such term shall mean any Director who satisfies the definition of “independent director” and who meets the requirements for audit committee membership according to the rules of such other stock exchange.  If the Class A Common Stock is not traded on any stock exchange, then, with respect to clauses (i) and (ii) of this definition, such term shall mean any Director who satisfies the definition of “independent director” set forth in the NYSE Listed Company Manual as if the Class A Common Stock were traded on the NYSE.

“IPO” has the meaning set forth in the Recitals.

“Klein Entities” has the meaning set forth in the first paragraph of the Agreement.

“Membership Units” has the meaning set forth in the Recitals.

“National Beef” has the meaning set forth in the first paragraph of the Agreement.

“NBPCo” has the meaning set forth in the first paragraph of the Agreement.

“NBP LLC” has the meaning set forth in the Recitals.

“NBP LLC Operating Agreement” means the Amended and Restated Limited Liability Company Operating Agreement of NBP LLC to be entered into among each of the Founding Members, National Beef and NBP LLC in connection with the IPO.

“Nominating and Governance Committee” means the Nominating and Governance Committee of the Board or any committee of the Board authorized to perform the function of nominating directors for the Board, in each case consisting solely of Independent Directors.

“Person” means any individual, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other entity or organization of any nature whatsoever or any Group of two or more of the foregoing.

“Post-IPO Membership Units” means the total number of Membership Units collectively beneficially owned by the Founding Members immediately following the consummation of the IPO (or, in the event that any over-allotment option granted to the underwriters of the IPO is exercised in whole or in part, then such term shall refer to the total number of Membership Units collectively beneficially owned by the Founding Members immediately following the closing of the final exercise of such option).

“Securities Laws” means the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under such statutes.

“TKK” has the meaning set forth in the first paragraph of the Agreement.

“TMK” has the meaning set forth in the first paragraph of the Agreement.

“Transfer” or “Transferred” means to sell, transfer, give, exchange, bequest, assign, pledge, encumber, hypothecate or otherwise dispose of, directly or indirectly, either voluntarily or involuntarily, any of the rights granted under Article II.

“USPB” has the meaning set forth in the first paragraph of the Agreement.

Section 1.2.  Other Definitional Provisions.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified.  The words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.”  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE II

Board Nominations

Section 2.1  Designation Rights; Voting Agreement.  (a) Subject to the terms and conditions set forth in this Article II, so long as the Founding Members collectively beneficially own at least twenty percent (20%) of the Post-IPO Membership Units, USPB and NBPCo shall have the right to designate a number of persons for appointment or nomination, as the case may be, for election to the Board as follows (each, a “Designee”):

(i)  USPB may designate four persons for appointment or nomination to the Board, as the case may be, at least two of whom must qualify as Independent Directors at the time of designation; and

(ii)  NBPCo may designate two persons for appointment or nomination to the Board, as the case may be, at least one of whom must qualify as an Independent Director at the time of designation.

The Founding Members agree that the individual serving as the chief executive officer of National Beef as of the date of this Agreement shall, so long as such individual holds such position, automatically be designated by USPB and NBPCo (or either of them as long as USPB or NBPCo has designation rights under this Section 2.1) as the seventh or additional person for appointment or nomination to the Board.  For purposes of this Agreement, the individual serving as the chief executive officer of National Beef as of the date of this Agreement shall be deemed a joint Designee of USPB and NBPCo as long as both have designation rights under this Section 2.1.  With respect to any subsequent individual serving as the chief executive officer of National Beef, neither USPB nor NBPCo shall have any obligation with respect to the appointment, nomination or election of such individual to the Board.

At every meeting of the Board, or a committee thereof, for which Directors are appointed or are nominated to stand for election by stockholders of National Beef at an annual or special meeting of stockholders, USPB and NBPCo will have the right to designate those persons to be appointed or nominated for election to the Board in accordance with this Section 2.1(a).  If a Designee is not nominated or elected to the Board because of the Designee’s death, disability, disqualification, withdrawal as a nominee or for other reason is unavailable or unable to serve on the Board, the Founding Member who designated such person shall be entitled to designate promptly another Designee as a replacement.

(b)  During the term of this Agreement, at each annual or special meeting of the stockholders of National Beef called for the election of Directors, each Founding Member shall vote all of its shares of Class A and Class B Common Stock that it beneficially owns in favor of the election of each of the Designees under this Agreement.

(c)  During the term of this Agreement, subject to the provisions of Section 2.4, each of the Founding Members will use its respective reasonable best efforts (including, without limitation, voting its shares of Class A and Class B Common Stock) (i) to cause the number of Directors constituting the full Board to be set at seven and to effect any change in the total number of Directors only with the consent of each of USPB and NBPCo (to the extent that such Founding Member possesses a right of designation under this Section 2.1), and (ii) to cause the appointment or nomination of at least one Independent Director (among the three Independent Directors selected in accordance with Section 2.1) who meets the requirements of an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K under the Securities Exchange Act of 1934, as amended.

(d)  At any time a vacancy on the Board occurs because of the death, disability, resignation or removal of a Director (other than the chief executive officer), then the Board, or any committee thereof, shall not fill such vacancy until the earliest to occur of the following: (i) the Founding Member who had designated such Director has designated a successor Designee, in which case all of the Founding Members shall use their reasonable best efforts to cause the Board to fill such vacancy with the appointment of such successor Designee (in each case subject to the fiduciary duties of the Board), (ii) such Founding Member fails to designate a successor Designee within 10 business days of such vacancy, or (iii) such Founding Member has specifically waived its right under this Section 2.1(d) and has consented to the Board, or any committee thereof, filling the vacancy with a nominee selected by the Nominating and Governance Committee.

(e)  It is understood and agreed that the Founding Members are not obligated, at any special or annual meeting of stockholders at which the election of directors will occur, to vote their respective shares of Class A or Class B Common Stock in favor of the election of any Director nominees (other than Designees) proposed by the Nominating and Governance Committee pursuant to Sections 2.3 or 2.4.  In the event that any such Director nominees are proposed by the Nominating and Governance Committee, the Founding Members reserve the right as stockholders to nominate other individuals for the Board with respect to such positions and to vote for such nominees or other individuals in the sole discretion of the Founding Members.

Section 2.2  Initial Designees.  USPB and NBPCo designate the following persons as the initial Designees to the Board:

Founding Member	Designees
USPB	Warren H. Gfeller*
Steven D. Hunt
Stephen A. Lightstone*
John R. Miller
NBPCo	Mark R. Peterson*
Larry Shipley
USPB/NBPCo	Timothy M. Klein
(Chief Executive Officer)

*Indicates an Independent Director.

Section 2.3  Effect of Reduction of Holdings; Certain Events.  (a) If at any time (i) USPB or NBPCo owns less than five percent (5%) of the Post-IPO Membership Units or (ii) USPB or NBPCo loses its governance rights with respect to NBP LLC in accordance with Section 3.5 of the NBP LLC Operating Agreement, then USPB or NBPCo, as the case may be, shall immediately and permanently cease to have any rights of designation under Section 2.1.  In such an event, the Directors who were the Designees of such Founding Member shall lose such Designee status and continue to serve as Directors until the expiration of their term or their earlier death, resignation, retirement or removal.  Following a Founding Member’s loss of its rights to designation, the number of Directors which such Founding Member had the right to nominate or appoint under Section 2.1 (not including for this purpose the designation of the current chief executive officer that remains with a Founding Member with sole designation rights under Section 2.1) shall instead be nominated by the Nominating and Governance Committee, which shall nominate additional Independent Directors.  With respect to each subsequent annual or special meeting of stockholders at which Directors will be elected, the nominees for these additional Director seats shall be determined by the Nominating and Governance Committee rather than by the Founding Members.

(b) If at any time USPB owns a number of Membership Units which is equal to or less than the number of Membership Units owned by NBPCo, then USPB’s rights of designation under Section 2.1 shall be reduced immediately and permanently to two Directors (not including for this purpose the joint or sole designation of the current chief executive officer), at least one of whom must qualify as an Independent Director at the time of designation.  In such an event, USPB shall identify two of its existing Designees (not including for this purpose the joint or sole designation of the current chief executive officer) as the Designees of USPB who will lose their Designee status.  Such Directors will continue to serve as Directors until the expiration of their term or their earlier death, resignation, retirement or removal.  Following USPB’s loss of its rights to designation as to the two Directors, such two Directors shall be selected by the Nominating and Governance Committee, which shall select additional Independent Directors.  With respect to each subsequent annual or special meeting of stockholders at which Directors will be elected, the nominees for these Director seats shall be determined by the Nominating and Governance Committee rather than by the Founding Members.

Section 2.4  Effect of Loss of Controlled Company Status.  (a) Notwithstanding anything to the contrary provided elsewhere in this Agreement, in the event that National Beef ceases to qualify as a “controlled company” within the meaning of the rules of the NYSE (or, if the Class A Common Stock is traded on a stock exchange other than the NYSE, the comparable rules of such other exchange), then within twelve months following the date that National Beef ceases to so qualify, the Board shall, and each of the Founding Members shall use its respective reasonable best efforts to cause National Beef and the Board to, increase the size of the Board and to immediately fill the vacancies created thereby with a number of Independent Directors such that the number of Independent Directors shall thereafter constitute at least a majority of the full Board; provided, however, that if, on the date that National Beef ceases to so qualify, the Board already consists of a number of Independent Directors that constitutes a majority of the full Board, then no such increase in the size of the Board shall be required.  The new Independent Directors appointed to fill such vacancies shall be selected by the Nominating and Governance Committee.  With respect to each subsequent annual or special meeting of stockholders at which Directors will be elected, the nominees for these additional Director seats shall be determined by the Nominating and Governance Committee rather than by the Founding Members.  The Board shall take such other steps as reasonably necessary to comply on a timely basis with the requirements of the NYSE Listed Company Manual (or, if the Class A Common Stock is traded on a stock exchange other than the NYSE, the comparable rules of such other exchange), including the corporate governance requirements set forth therein, upon the loss of the “controlled company” exception.

(b) Following the date that National Beef ceases to qualify as a “controlled company,” if an individual who was a Designee of a Founding Member pursuant to this Article II is not elected a Director by the stockholders of National Beef at an annual or special meeting of stockholders, then the Founding Member whose Designee was not elected at such stockholder meeting shall retain its director nomination rights, and in connection with the next annual meeting of stockholders, shall again have the right to nominate its Designees in accordance with this Article II.

Section 2.5  Personal Right.  USPB’s and NBPCo’s rights under this Article II are personal to such Founding Member and may not be Transferred.

Section 2.6  Certain Covenants of National Beef.  (a)  National Beef agrees to use its best efforts to cause (i) each Designee to be included in the Board’s slate of nominees to the stockholders in connection with each annual or special meeting of stockholders at which Directors will be elected, and (ii) each Designee to be included in the proxy statement prepared by the Board of National Beef in connection with the solicitation of proxies for each such meeting of the stockholders of National Beef and at every adjournment or postponement thereof.

(b)  Notwithstanding anything herein to the contrary, National Beef shall not be obligated to cause to be nominated for election to the Board or recommend to the stockholders the election of any Designee (i) who fails to submit to National Beef on a timely basis such questionnaires as National Beef may reasonably require of its Directors generally and such other information as National Beef may reasonably request in connection with the preparation of its filings under the Securities Laws, or (ii) the Board or the Nominating and Governance Committee determines in good faith, after consultation with legal counsel to the Company, that such action would constitute a breach of the Directors’ fiduciary duties or applicable law; provided, however, that upon the occurrence of either (i) or (ii) above, National Beef shall promptly notify USPB or NBPCo, as the case may be, of the occurrence of such event and permit USPB or NBPCo, as the case may be, a reasonable opportunity to provide an alternate Designee in advance of the stockholder meeting called for the election of Directors.

Section 2.7  Calculation of Ownership of Membership Units.  For the purpose of determining whether a Founding Member individually or the Founding Members collectively beneficially own the requisite percentage of the Post-IPO Membership Units under Sections 2.1(a), 2.3(a) and 3.1 of this Agreement, a Founding Member’s beneficial ownership of any Class A Common Stock (whether obtained through an exchange of Membership Units for Class A Common Stock pursuant to the Exchange Agreement, open market purchases of such Class A Common Stock or otherwise) shall be deemed, solely for purposes of such calculations, to constitute ownership of Membership Units on a one-for-one basis.

Section 2.8  Notices of Transactions in Class A Common Stock.  Each Founding Member shall notify in writing National Beef and the other Founding Members of any acquisition or disposition of any shares of Class A Common Stock by such Founding Member promptly (but in no event later than the second business day) after such transaction.  Such notice shall include the number of shares of Class A Common Stock acquired or sold by such Founding Member and shall include the Founding Member’s then current holdings of Membership Units, Class A Common Stock and Class B Common Stock.  Upon request by National Beef at any time and within five business days of any such request, each Founding Member shall notify in writing National Beef and the other Founding Members of its then current holdings of Membership Units, Class A Common Stock and Class B Common Stock.  In addition to the preceding notice obligations, in the event that a Founding Member intends to make a sale of shares of Class A Common Stock which, if effected, would cause the termination of this Agreement pursuant to Section 3.1, such Founding Member may not sell or agree to sell such shares of Class A Common Stock unless such Founding Member has provided National

Beef and the other Founding Members at least 60 days prior written notice of such sale (which notice shall include the number of shares of Class A Common Stock intended to be sold and the Founding Member’s then current holdings of Membership Units, Class A Common Stock and Class B Common Stock).  Upon the expiration of this 60 day period, such Founding Member may sell such shares of Class A Common Stock.  With the written consent of each of the other Founding Members, the 60 day advance notice requirement may be waived in whole or in part.  A Founding Member shall determine if a sale of shares of Class A Common Stock would cause the termination of this Agreement pursuant to Section 3.1 based on the disclosures of the holdings of Membership Units, Class A Common Stock and Class B Common Stock provided to National Beef and the other Founding Members pursuant to this Section 2.8.  Any notice provided pursuant to this Section 2.8 shall report ownership of Class A Common Stock, Class B Common Stock and Membership Units on both a record ownership and beneficial ownership basis.  “Beneficial ownership” for this purpose shall be determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended.

ARTICLE III

Termination

Section 3.1  Events of Termination.  This Agreement shall terminate (i) immediately in the event that the Founding Members collectively beneficially own less than twenty percent (20%) of the Post-IPO Membership Units or (ii) upon the written agreement of each of the Founding Members with designation rights that is a party hereto.

Section 3.2  Effect of Termination.  (a)  Upon the termination of this Agreement, the obligations of each of the parties hereto shall terminate, and the Directors who were Designees of any Founding Member shall lose such Designee status and continue to serve as Directors until the expiration of their term or their earlier death, resignation, retirement or removal.  Following the termination of this Agreement, the nomination of candidates for Director shall be determined by the Nominating and Governance Committee or such other method which the Board may determine in accordance with National Beef’s certificate of incorporation and by-laws, applicable law and the rules of the NYSE (or such other applicable exchange on which the Class A Common Stock is then traded).

(b)  Nothing in this Agreement or the termination hereof shall relieve any party for liability for any willful or intentional breach hereof.

ARTICLE IV

Miscellaneous

Section 4.1  Governing Law.  This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of law.

Section 4.2  Notices.  All notices, demands or other communications to be given under or by reason of this Agreement shall be in writing and shall be delivered by hand or sent by facsimile or sent by overnight courier service and shall be deemed given when received, as follows:

If to National Beef:	If to USPB:

National Beef, Inc.	U.S. Premium Beef, LLC
12200 N. Ambassador Dr., Suite 500	12200 N. Ambassador Dr., Suite 501
Kansas City, Missouri 64163	Kansas City, Missouri 64163
Facsimile: (816) 713-8889	Facsimile: (816) 713-8810
Attention: Bret G. Wilson	Attention: Steven D. Hunt

with a copy to:	with a copy to:

Sidley Austin LLP	Stoel Rives LLP
One South Dearborn Street	33 South Sixth Street, Suite 4200
Chicago, Illinois 60603	Minneapolis, Minnesota 55402
Facsimile: (312) 853-7036	Facsimile: (612) 373-8881
Attention: Paul L. Choi	Attention: Mark J. Hanson
John J. Sabl

If to NBPCo:	If to the Klein Entities:

NBPCo Holdings, LLC	TKK Investments, LLC
891 Two Rivers Drive	TMKCo, LLC
Dakota Dunes, South Dakota 57040	10217 Hwy 92
Facsimile: (605) 217-8001	Kearney, Missouri 64060
Attention: Rich Jochum	Facsimile: (816) 713-8852
Attention: Timothy M. Klein

with a copy to:

Koley Jessen P.C., LLO
1125 S. 103rd Street, Suite 800
Omaha, Nebraska 68124
Facsimile: (402) 390-9005
Attention: Michael M. Hupp
Matthew D. Maser

Any party to this Agreement may change its address for notices, demands and other communications under this Agreement by giving notice of such change to the other party hereto in accordance with this Section 4.2.

Section 4.3  Benefit of Parties; Transfer Prohibited.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. This Agreement may not be Transferred by any Founding Member.  In the event of a purported Transfer by a Founding Member to any Person without the consent of the other Founding Members, the transferee shall not have the rights and powers of a Founding Member under this Agreement, including, without limitation, the rights to Director designation under Section 2.1.

Nothing herein contained shall confer or is intended to confer on any third party or entity that is not a party to this Agreement any rights under this Agreement.

Section 4.4  Specific Performance.  Each of the parties to this Agreement acknowledges that each party hereto will be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of National Beef and the Founding Members shall be entitled to an injunction to prevent breaches of this Agreement and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction, in addition to any other remedy to which the parties hereto may be entitled at law or in equity. Each of the parties hereto hereby consents to personal jurisdiction in any such action brought in the United States District Court for the District of Delaware or in any court of the State of Delaware having subject matter jurisdiction. No bond or other similar undertaking shall be required of any party seeking relief under this Section.  Each party agrees that, if such party is found in any such proceeding to have breached this Agreement, such breaching party shall not object to the imposition of injunctive or other equitable remedy issued by such court.  A prevailing party in any such action shall be entitled to the reimbursement of its costs and expenses (including reasonable attorneys’ fees and expenses) by the breaching party in connection with any such action.

Section 4.5  Amendment.  This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of each of National Beef and each of the Founding Members who continue to have rights of Director designation under Section 2.1; provided, however, that no amendment which adversely affects a party to this Agreement shall be effective with respect to that party without such party’s written consent.

Section 4.6  Waiver.  No failure on the part of any party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

Section 4.7  Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 4.8  Entire Agreement.  This Agreement sets forth the entire understanding of parties hereto and supersedes all other agreements and understandings between the parties hereto relating to the subject matter hereof.

Section 4.9  Counterparts and Facsimiles.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other. The parties hereto may execute the signature pages hereof and exchange such signature pages by facsimile transmission.

Section 4.10  Interpretation of Agreement.  The Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.  Each party hereto and its counsel cooperated in drafting and preparation of this Agreement. Any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

NATIONAL BEEF, INC.

By:
Name: Timothy M. Klein
Title: President and Chief Executive Officer

U.S. PREMIUM BEEF, LLC

By:
Name: Steven D. Hunt
Title: Chief Executive Officer

NBPCO HOLDINGS, LLC

By:
Name:
Title:

TKK INVESTMENTS, LLC

By:
Name: Timothy M. Klein
Title: Sole Manager

TMKCO, LLC

By:
Name: Timothy M. Klein
Title: Sole Manager